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                                                                  Exhibit 23.1

             CONSENT OF ERNST & YOUNG LLP, INDEPENDENDT AUDITORS

We consent to the reference of our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-36128) and related Prospectus of Rational Software Corporation for the registration of $500,000,000 of 5% Subordinate Notes due February 1, 2007 and 6,998,880 shares of its common stock and to the incorporation by reference therein of our report dated April 18, 2000, with respect to the consolidated financial statements and schedule of Rational Software Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2000, filed with the Securities and Exchange Commission.


                                                 /S/ Ernst & Young LLP

Palo Alto, California
July 19, 2000